SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 15, 2003

Cox Communications, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-6590	58-2112281

(State or other	(Commission	(I.R.S. Employer
jurisdiction of incorporation)	File Number)	Identification No.)

1400 Lake Hearn Drive
Atlanta, Georgia	30319

(Address of principal executive offices)	(Zip Code)

(404) 843-5000

(Registrant’s telephone number, including area code)

SIGNATURES
EX-99.1 PRESS RELEASE DATED 8/26/03

Item 5. Other Events.

Extinguishment of Zero-Coupon Debt

As of August 15, 2003, Cox terminated its series of prepaid forward contracts to sell up to 19.5 million shares of its Sprint PCS common stock. These contracts matured at various dates between 2004 and 2006, and at Cox’s election, could be settled in cash or shares of Sprint PCS common stock. These hybrid instruments were comprised of a zero-coupon debt instrument, as the host contract, and an embedded derivative, which derived its value, in part, based on the trading price of Sprint PCS common stock. The aggregate fair value of these embedded derivatives approximated a derivative asset of $377.2 million at June 30, 2003 and was classified as a component of the zero-coupon debt instruments. Accordingly, the carrying value of the zero-coupon debt instruments, net of the embedded derivative assets, amounted to a net liability of $78.4 million at June 30, 2003, and had been classified within debt in Cox’s Condensed Consolidated Balance Sheets. This liability was extinguished upon termination of the prepaid forward contracts. In connection with the termination, Cox sold the 19.5 million shares of Sprint PCS common stock, which had been pledged to secure its obligations pursuant to the series of prepaid forward contracts. Proceeds from such sale, net of the payment made to the prepaid forward contracts counterparty and customary fees, were $0.1 million. Cox anticipates recognizing an aggregate pre-tax loss during the third quarter of 2003 in connection with the net settlement of the zero-coupon debt instruments.

Tender Offer for Discount Debentures

On August 26, 2003, Cox announced the terms of its offer to purchase any and all of its outstanding Exchangeable Subordinated Discount Debentures due 2020 (the “Discount Debentures”). A copy of Cox’s press release announcing the Discount Debentures tender offer is being filed with this report.

Nothing in this report should be construed as an offer to purchase any outstanding Discount Debentures, as such offer is only being made upon the terms and is subject to the conditions set forth in an Offer to Purchase dated August 26, 2003.

Item 7. Financial Statements and Exhibits

(a)	Not applicable.

(b)	Not applicable.

(c)	Exhibit:

99.1 Press Release, dated August 26, 2003.

2

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this amended report to be signed on its behalf by the undersigned hereunto duly authorized.

COX COMMUNICATIONS, INC.

Date: August 26, 2003	By:	/s/ Jimmy W. Hayes Jimmy W. Hayes Executive Vice President, Finance and Chief Financial Officer